MASTER AGREEMENT

FOR INFORMATION TECHNOLOGY SERVICES

BETWEEN

SOURCE ATLANTIC, INC.

AND

NSK & ASSOCIATES

May 10th 2002

i

Exhibits
A	First SOW
B	Form of HDA

ii

Exhibit 10.2

MASTER AGREEMENT FOR

INFORMATION TECHNOLOGY SERVICES

May 10, 2002

SOURCE ATLANTIC, Inc., a Delaware corporation (“SA”), and NSK & ASSOCIATES, a contracted service provider (“Contractor”), hereby agree as follows:

BACKGROUND

SA issued the RFP (as defined below) to Contractor, and Contractor submitted a Proposal (as defined below) to SA. On the basis of the RFP and the Proposal, SA has decided to obtain information technology services related to SA’s Hourglass Service (as defined below) from Contractor. This Master Agreement sets forth the general terms and conditions governing the contractual relationship between Contractor and SA. Contractor and SA will enter into one or more Statements of Work (“SOW”) and/or Hourglass Development Agreements (“HDAs”) pursuant to this Master Agreement and may, from time to time in the future, enter into additional SOWs setting forth the specific terms and conditions applicable to specific Services to be contracted for by SA and Contractor.

Article 1 Definitions

In this Master Agreement and any SOW or HDA, the following terms shall have the indicated meanings:

(a) “Business Hours” means 9 AM – 5 PM, Monday through Friday, excluding SA holidays, which are: New Year’s Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Day after Thanksgiving and Christmas.

(b) “Contractor Manager” means the senior Contractor representative responsible for Contractor’s provision of services.

(c) “Contractor Software” means any software now owned by, or later developed by, Contractor, and which Contractor is not required to license or assign to SA under the terms of any SOW of HDSA, and which Contractor utilizes in the provision of its services to SA.

(d) “Database Software” shall mean the database software identified in the First SOW, and all normal updates and upgrades thereto.

(e) “Development Environment” means the development environment used to create enhancements and customizations to the

Hourglass Service, as it may be amended from time to time by SA. As of the Effective Date, the development environment utilizes a Apple Macintosh G4 server with 256meg RAM, 40 gig hard drive (using 4D Replicator software to maintain a replicated copy of primary database), and the following common software tools:

•	Layout Design and Programming: Adobe GoLive with Lasso 4D Module

•	Database Programming: 4D Client

•	Graphics & Multimedia: Adobe Photoshop, Adobe ImageReady, Adobe Illustrator

•	WedStar & FTP, Timbktu Pro, Replicator

(f) “Effective Date” means the date of this Master Agreement.

(g) “Exhibits” means any schedule, exhibit, agreement or other document either (i) attached to this Master Agreement, (ii) attached to an SOW or HDA; or (iii) executed by the parties at any time hereafter, if such document states that it is a schedule or exhibits to this Master Agreement or SOW.

(h) “First SOW” means SOW No. 1 attached hereto as Exhibit A.

(i) “Hourglass Development Agreement” or “HDA” means the agreement for the development of enhancements to the Hourglass Service in the form of Exhibit B hereto.

(j) “Hourglass Service” means SA’s web-based ASP service, which includes a suite intended to encompass a secure, managed and collaborative suite of tools that focus on improving the process through which health care organizations conduct capital budgeting, planning and procurement.

(k) “Master Agreement” means this Master Agreement and, when the meaning so requires, all SOWs and/or HDAs.

(l) “Monthly Service Fee” means the initial Monthly Service Fee set forth in the First SOW, as it may be adjusted pursuant to Article 6 or any SOW.

(m) “Production Environment” means the production environment means the environment used to deliver the Hourglass Service, as it may be amended from time to time by SA. As of the Effective Date, the development environment utilizes three different primary server types: one for production, one for staging and the third for redundancy. The web page delivery servers are Apple Macintosh G4 Servers with 256meg RAM, 40 gig hard drives. The Primary Database server is an Apple

Macintosh G4 server with 256meg RAM, 40 gig SCSI hard drives in RAID configuration for redundancy. The Secondary Database server: is an Apple Macintosh G4 server with 256meg RAM, 40 gig hard drive (using 4D Replicator software to maintain a replicated copy of primary database). Software used on the servers will include:

•	Web Server: 4D WebSTAR (v4.7)

•	Middleware: Blueworld’s Lasso Web Data Engine with 4D Connectivity Module (v3.6.6)

•	Database: 4D Data Application Server (v6.7)

•	Timbktu Pro for software for monitoring, access management and failure prevention.

(n) “Project Documents” means, collectively, this Agreement, the RFP. The Proposal the Statements of Work, the HDAs and any amendments thereto signed by the parties.

(o) “Proposal” means the proposal dated February 27, 2002 submitted by Contractor in response to the RFP.

(p) “RFP” means the request for proposals dated February 14th, 2002 sent by SA to Contractor.

(q) “SA Data” means the data processed in SA or Contractor hardware as part of the Hourglass Service.

(r) “SA Hardware” means the hardware located onsite at SA or at Contractor’s data center and included in either the Production Environment or the Development Environment.

(s) “SA Manager” means the executive at SA with overall responsibility for coordinating with Contractor in connection with Contractor’s provision of Services, and responsible for communication between Contractor and SA.

(t) “SA Software” means any Software owned by or licensed to SA, including the Operating System, Database Software and Hourglass Software, including upgrades and updates thereto, used in conjunction with any of the Services.

(u) “Service” means any service to be provided to SA by Contractor pursuant to any SOW or HDA.

(v) “Service Level” means a quantitative level of performance for certain specified Services. With respect to each Service, which has an associated Service Level, Contractor shall provide such Service throughout the Term in a manner that meets or exceeds the associated Service Level.

(w) “Software” means any computer software that relates to Services provided under an SOW or HDA, and includes any SA Software, Contractor Software and third party software.

(x) “Statement of Work” or “SOW” has the meaning given in Section 2.1.

(y) “SOW Effective Date” means the date on which Contractor begins providing Services under a SOW.

(z) “Term” means the period specified in Section 5.1, as it may be extended or sooner terminated pursuant to Article 5.

Article 2 Master Agreement and Statement of Work

Section 2.1 Master Agreement

This Master Agreement contains general contractual terms for Services to be provided by Contractor to SA. Services will be provided by Contractor pursuant to SOWs or HDAs entered into by SA and Contractor. Each SOW or HDA shall describe the Services to be provided, the provisions for payment, the time for performance, applicable Service Levels, and other provisions that are specific to the SOW. Forms of SOW and HDA are attached hereto as Exhibits A and B.

Section 2.2 Interpretation and Precedence

The Contract Documents are to be interpreted so that all of the provisions are given as full effect as possible. In the event of a conflict between the documents, the Contract Documents shall take precedence in reverse chronological order. All of the terms of this Master Agreement shall apply to each SOW or HDA, except to the extent negated, modified, supplemented or contradicted by the express terms of an SOW, HDA or Exhibit.

Article 3 General Scope of Services

Section 3.1 Support and Maintenance Services

Contractor shall use its best efforts to perform the services and shall perform the services in accordance with applicable professional standards in effect at the time of such performance.

Contractor shall be responsible for providing the Services to SA during the Term in a professional manner that meets the standards generally prevalent in the IT outsourcing industry for the provision of IT support and maintenance services to ASP service providers.

Section 3.2 System Performance and Service Levels

The system performance and applicable Service Levels and/or standards shall be as described in the applicable Statement of Work.

Section 3.3 Types of Services Covered by this Agreement

The intent of this agreement is to provide a structure for Contractor to provide any current or future Services to SA. It is expected that these Services will be information technology and management consulting services.

Section 3.4 Staffing Levels

Contractor shall maintain staffing levels of professionals qualified to provide the Services called for in the Statement of Work. Staff employed to provide Services to SA shall have the expertise and experience necessary to provide such Services promptly and in a professional manner. Contractor retains the right to determine the use and mix of its personnel in order to perform the Services, and to replace or reassign such personnel during the term hereof.

Section 3.5 Contractor Employees Assigned to SA Account

SA shall have the right to notify Contractor if SA determines that the continued assignment to SA account of any Contractor employee is not in the best interests of SA. Upon receipt of such notice, Contractor shall have a reasonable time period, not to exceed five (5) days, to investigate the matters stated therein, discuss its findings with SA and to resolve such matters in a manner acceptable to SA., provided that Contractors engaging in such conduct does not violate any federal state or local laws, rules, regulations, ordinances or the like.

Section 3.6 Customer Implementation Projects

SA intends to request Contractor to provide customer implementation projects pursuant to the First SOW on a time and materials basis. Nonetheless, SA reserves the right to treat large implementations projects as the development of enhancements, and to require fixed price bids pursuant to section 3.7.

Section 3.7 Development of Enhancements

If SA decided to make enhancements to the Hourglass Service, it shall consult with Contractor concerning the scope and nature of the proposed enhancement. SA may, at its election, ask Contractor to complete the proposed enhancements on a time and materials basis under the First SOW, or request Contractor to propose a budget and schedule for the development of the enhancement. Upon such a request, Contractor shall promptly prepare a budget and schedule, based upon SA’s written description of the proposed enhancement. If SA approves of the budget and schedule, SA and Contractor shall enter into an HDA in the form of Exhibit B with respect to such enhancement. If SA and Contractor do not agree upon a budget and schedule for the enhancement within 30 days of SA’s request for a proposed budget and schedule, SA shall be free to engage a third party to develop the enhancement. If SA engages a third party, Contractor shall reasonably and in good faith cooperate with SA to enable the third party to develop the enhancement by, for example, making the Development Environment available to such third party.

Article 4 Joint Responsibilities

Section 4.1 Obligations

Each party recognizes that for the other to fulfil its obligations hereunder, it is necessary for each party to cooperate with the other and be a committed participant in all phases of a Statement of Work.

SA shall be responsible for performing such tasks as are assigned to it in the Statement of Work, including:

(i)	Making all necessary payments and otherwise maintaining all software licenses, including licenses sufficient for Contractor to provide the Services contemplated herein, for software used on the SA System;

(ii)	Providing copies of all documentation for SA Hardware and SA Software to Contractor;

(iii)	Operating, maintaining and updating SA Hardware and all elements of SA System other than those for which Contractor has undertaken responsibility in the Statement of Work;

(iv)	Paying all fees hereunder.

In addition, SA shall provide Contractor in a timely fashion all information known or later learned which is necessary to Contractor’s understanding of the Services to be performed or to its performance of the Services.

Section 4.2 Coordination

During the Term, SA Manager and the Contractor Manager will hold the meetings called for in the Statement of Work at mutually convenient times during normal business hours.

Article 5 Term and Termination

Section 5.1 Term

The term of this Master Agreement (the “Term”) shall begin as of the Effective Date and shall continue until May 1st 2003, unless earlier terminated or renewed in accordance with this Agreement. Each SOW shall set forth its applicable term.

Subsection 5.1.1 Default by SA

In the event that SA shall fail to pay Contractor Service Fees as set forth in Article 6 of this Master Agreement or as otherwise agreed to in any given SOW or HDA, Contractor shall have the right to terminate any given SOW or HDA or this Master Agreement on fifteen (15) days written notice, provided that (i) if there is no dispute as to the amount of Service Fees that are due and payable, SA shall be permitted to cure such default within the fifteen (15) day notice period by paying all such Service Fees that are due and payable, including interest at one percent (1%) per month (for a total of twelve percent (12%) per annum) on past due balances and (ii) if there is a dispute as to the amount of Service Fees that are due and payable, SA shall pay all amounts that are undisputed within the fifteen (15) day notice period and submit a demand to the American Arbitration Association sitting in Boston, Massachusetts, of this Master Agreement for that portion of the Service Fees that are disputed. Interest shall be paid at twelve percent (12%) per annum on the final settlement amount from the date such amounts was invoiced to SA.

Subsection 5.1.2 Termination for Convenience

This Master Agreement and any SOWs and HDAs executed in connection therewith may be terminated by either party (i) for any reason upon thirty (30) days prior written notice to the other party and setting forth a precise effective date of termination; or (ii) in the event a party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, if a petition in bankruptcy is filed against such party, or if a receiver or trustee is appointed for all or any part of the property or assets of such party.

In the event of any termination of this Master Agreement and any SOWs and HDAs executed in connection therewith, SA agrees to provide payment to Contractor of all amounts due and payable to Contractor up through the effective date of termination, either simultaneously with the notice of termination or on the effective date of termination, whichever is earlier.

Section 5.2 Post-Termination Assistance

Upon termination of this Agreement, Contractor shall provide the services described below, which services shall be provided by Contractor on a time and materials basis according to the rates set forth in the relevant SOW.

The post-termination services include:

(a) Sharing with the new provider of Services (which provider may be within SA) information known to Contractor relevant to such provider’s operation and maintenance of SA’s Production Environment; provided that Contractor is not required to disclose any Contractor Confidential Information or provide any information other than is reasonably necessary for the new provider to provide services;

(b) Promptly turning over the necessary telecommunications links to the new service provider;

(c) Return all data, provided that such data is not Contractor’s Confidential Information

(d) Answering miscellaneous questions on an “as needed” basis for a period of six (6) months after termination; and

(e) Providing such other assistance and cooperation as may reasonably be requested by SA for a period of six (6) months after termination

Section 5.3 Effect of Termination

Termination of this Master Agreement or any SOW or HDA for any reason under this Article shall not affect (i) any liabilities or obligations of either party arising before such termination or out of the events causing such termination, whether known or unknown at such time or (ii) any damages or other remedies to which a party may be entitled under this Master Agreement or any SOW or HDA, at law or in equity, arising from any breaches of such liabilities or obligations.

Section 5.4 Contractor Software License

Upon expiration or earlier termination of this Master Agreement or a SOW or HDA, Contractor and SA shall negotiate in good faith a nonexclusive, non-transferable license to SA or its designee to use Contractor Software and other Contractor intellectual property, proprietary information and Confidential

Information reasonably necessary for SA to support SA’s ongoing technology requirements covered by the Service that has been terminated. Any such Contractor Software and other Contractor intellectual property, proprietary information and Confidential Information thereof may be used only by SA or by a third party on SA’s behalf for such purpose.

Article 6 Compensation and Invoicing

Section 6.1 Service Fees

The compensation that Contractor shall receive for its Services includes the Monthly Service Fee. It is understood that the Monthly Service Fee is based on the system configuration of the Production Environment and Development Environment and SA’s user base. In the event of any material changes to either the system configuration or the user base, it may become necessary to adjust these fees, provided, however, that SA may terminate this Agreement with 30 days written notice without penalty if the parties cannot agree on the adjustment of fees.

Section 6.2 Expenses

If travel is required in connection with the performance of Services, all expense for air travel shall be limited to economy class and all expenses shall be charged at actual cost plus a maximum of $45.00 per day for meals. All expenses other than those provided for in the Statement of Work shall be approved in advance by SA.

Section 6.3 Invoices

(a) SA shall pay the Monthly Service Fee monthly in arrears. Contractor shall invoice SA for all other expenses under Section 6.2 and any additional services approved by SA that are not covered under the Statement of Work, on a monthly basis in arrears. Each invoice shall indicate

(i)	the amount being invoiced for Services, by category;

(ii)	the number of hours of all time and materials services provided during the period covered by the invoice; and for the person doing the work and time of occurrence; and

(iii)	the out-of-pocket and per-diem expenses incurred during the period covered by the invoice.

(b) SA shall make payment to Contractor within 30 days after receipt of invoice for services rendered.

(c) To the extent SA is entitled to a credit pursuant to this Master Agreement or any SOW, Contractor shall provide SA with such credit on the first invoice delivered after such credit is earned.

(d) A finance charge of one percent (1%) per month (12% annually) shall be assessed on any overdue payments hereunder. In addition, failure to make timely payment of any invoice in accordance with the terms hereof shall be deemed an event of default, subject to Article 5 of this Master Agreement. SA shall pay to Contractor all taxes that are applicable to this agreement or are measured directly by payments made under it and are required to be collected or paid by Contractor to tax authorities, including sales, use and excise taxes but excluding taxes based on income.

Section 6.4 Adjustments for Failure to Achieve Service Levels

Each SOW will define the adjustments for failure to achieve relevant Service Levels.

Article 7 Limitations on Liability/Indemnification

Section 7.1 Limit on Amount of Damages Recoverable

In no event shall Contractor be liable to SA for any matter arising pursuant to or in connection with this Agreement except for the actual damages caused by Contractor’s breach of this agreement, negligence or willful misconduct. If Contractor is liable to SA, it shall in no event be liable for an amount in excess of the amounts actually received by Contractor from SA under this Agreement (including all SOWs and HDAs). In no event, shall Contractor be liable, for any reason, for consequential, incidental, special or indirect damages (including loss of profits or business opportunities). The sole remedy of SA for failure by the Contractor to adhere to the Service Levels shall be an adjustment to the compensation received by Contractor, as provided in the Statement of Work; or in the case that that repeated failures to achieve the Service Levels shall constitute a material default SA may terminate this Agreement under the terms of Section 5.3(a).

SA’s liability to Contractor for any breach arising out of or resulting from SA’s performance or non-performance of its obligations under this Master Agreement or any SOW or HDA shall be limited in all cases to direct damages, which in the aggregate shall not exceed the total monthly service fees paid by SA during the previous 12 months.

The exclusions set forth above shall not apply to (i) losses otherwise recoverable by an indemnitee, or (ii) breach by a party of its obligations for intentional acts; (iii) disclosures or misappropriation of SA Confidential

Information; or (iv) incorporation of intellectual property into the Hourglass Service in breach of the rights of third parties with respect to such property.

Section 7.2 Mutual Indemnification

Each party shall indemnify, defend and hold harmless the other party, and its respective officers, directors, employees, agents, successors and assigns, from and against all losses arising from: (i) death of or injury to any agent, employee, invitee, visitor or other person to the extent caused by the conduct of the indemnitor, its affiliates, or their respective agents, employees or contractors; or (ii) damage to, or loss or destruction or, any real or tangible personal property to the extent caused by conduct of the indemnitor, its affiliates, or their respective agents, employees or contractors, except in cases where damages are caused by negligence or willfull misconduct.

Section 7.3 Intellectual Property Indemnification

SA and Contractor each agree to defend the other against any action to the extent that such action is based on a claim that SA Software, in the case of SA, and the Contractor Software or the Services in the case of Contractor, (a) infringes a copyright, (b) infringes a patent granted under applicable law, (c) infringes a trademark under applicable law and the goodwill of the business connected with the user of and symbolized by the trademark of (d) constitutes an unlawful disclosure, use or misappropriation of another party’s trade secret or any other proprietary right. The indemnitor will bear the expense of such defense and pay any damages and attorneys’ fees that are attributable to such claim finally awarded by a court of competent jurisdiction. If any Software becomes the subject of a claim under this Section, or in the indemnitor’s opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) modify the Software to make it non-infringing or cure any claimed misuse of another’s trade secret, provided such modification does not adversely affect the functionality of the Software, or (b) procure for the indemnitee the right to continue using the Software, or (c) replace the Software with substantially equivalent Software that is non-infringing or that is free of claimed misuse of another’s trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor.

With respect to any Software provided or developed by a party pursuant to a SOW, such party shall have no liability to the other party (a) to the extent that any claim of infringement is based solely upon the use of the Software in connection or in combination with equipment, devices or Software not supplied by that party or used in a manner for which the Software was not designed, (b) for infringements that arise solely as a result of the implementation by that party of functionality requirements presented by the other party where there is no non-infringing alternative to such implementation, and the other party has been so advised by that party prior to implementation,... and (c) for maintenance, modifications,.. updates, enhancements and improvements to the Software made by any party other than that party.

Section 7.4 Subrogation

In the event an indemnitor indemnifies an indemnitee pursuant to this Article, the indemnitor shall, upon payment in full of such indemnity, be subrogated to all of the rights of the indemnitee with respect to the claim to which such indemnity relates.

Article 8 Intellectual Property Rights and Obligations

Section 8.1 Ownership of Contractor Software.

As between Contractor and SA, all Contractor Software shall at all times remain the property of Contractor or its licensor(s). SA hereby disclaims any rights to any Contractor Software. In the event any Contractor Software is incorporated into or are necessary in the Contractor’s providing SA with Services pursuant to this Master Agreement and any SOWs and HDAs executed in connection therewith, then Contractor, subject to the terms and conditions of this Master Agreement and any SOWs and HDAs executed in connection therewith, hereby grants to SA solely for such purposes a worldwide, non-exclusive, with right to grant sublicenses, royalty-free, perpetual, irrevocable right and license throughout the universe to use such Contractor Software in connection with its Services to SA, provided that SA agrees not to disclose or distribute any Contractor Software, or component thereof, other than in connection with such Services, to any other person or entity or otherwise violate Contractor’s proprietary rights therein. Any trade secrets, know-how, methodologies, concepts, techniqes, and processes related to Contractor’s products or services shall remain the sole and exclusive property of Contractor, including, without limitation, all copyrights, trademarks, patents, trade secrets and any other proprietary rights inherent therein and appurtenant thereto. SA acknowledges and agrees that Contractor is in the business of providing services in connection with the development of software and creation, design and operation of websites and that Contractor shall have the right to provide to third parties services that are the same or similar to the services provided to SA under this Master Agreement and any SOWs and HDAs executed in connection therewith, and to use or otherwise exploit Contractor’s own trade secrets know-how methodologies, concepts, techniques, and processes in providing such services, subject to Contractor’s obligations respecting SA’s Confidential Information.

Section 8.2 SA Content and Trademarks

Subsection 8.2.1 Delivery.

SA shall promptly deliver to Contractor any materials, including any databases or image files (the “SA Content”) and trademarks, service marks and logos of SA (the “Marks”) necessary for Contractor to perform its obligations under this Agreement.

Subsection 8.2.2 Ownership.

As between Contractor and SA, any SA Content or Marks given to Contractor by SA under this Master Agreement or otherwise shall at all times remain the property of SA. Contractor shall have no rights in such SA Content or Marks, other than the limited right to use such SA Content and Marks for the purposes of performing its obligations under this Master Agreement and any SOWs and HDAs executed in connection therewith.

Subsection 8.2.3 License.

Subject to the terms and conditions set forth in this Master Agreement and any SOWs and HDAs executed in connection therewith, SA grants Contractor a limited, non-exclusive, non-transferable, non-sublicensable, worldwide, royalty-free license to reproduce, display and use any SA Content and Marks solely to the extent necessary for Contractor to perform its obligations under this Master Agreement and any SOWs and HDAs executed in connection therewith. All good will arising from Contractor’s use of the Marks shall inure to the benefit of SA. Contractor acknowledges that it has not acquired, and will not acquire, any right, title or interest in or to the SA Content or Marks, except the limited right to use such SA Content and Marks as expressly set forth in this Master Agreement and any SOWs and HDAs executed in connection therewith.

Subsection 8.2.4 Limitations on SA Content.

SA shall assume sole responsibility for acquiring any authorizations necessary for the use of any third-party content included in the SA Content. SA shall be responsible for obtaining and paying for any necessary licenses to use third-party content included in the SA Content delivered to Contractor in accordance with this Section.

Article 9 Confidentiality

Section 9.1 Non-Disclosure; Procedures.

All confidential and/or proprietary information of any kind, in any form disclosed or learned by either party in connection with the services provided under this Agreement, including the terms of this Master Agreement and any SOWs and HDAs executed in connection therewith, shall be deemed “Confidential Information” so long as such information is identified as confidential, orally or in writing or by the its nature the other party should recognize as confidential. The Confidential Information of each party (the “Disclosing Party”) may not be used by the party receiving the Confidential Information (“Receiving Party”), or any agent or representative of the Receiving Party, for any purposes except in connection with the services, and may not be disclosed under any circumstances, in whole or in part, by the Receiving Party, or any agent or representative of the Receiving Party, to any third party, except (i) to third parties engaged in the Services, only on a need-to-know basis, who agree to maintain the confidentiality of the Confidential Information, (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, (iii) to its parent company, its auditors or its attorneys as part of its normal reporting or review procedures, and provided that such parent company, auditors or attorneys agree to be bound by the provisions of this Section, or (iv) in order to enforce its rights pursuant to this Master Agreement and any SOWs and HDAs executed in connection therewith. The Receiving Party agrees to notify the Disclosing Party in advance in the event Confidential Information must be disclosed pursuant to (ii) or (iv) above, and agrees to cooperate with the Disclosing Party in seeking orders of protection or such other measures as may be reasonably necessary to protect the confidentiality of the Confidential Information.

Section 9.2 Exclusions

Confidential Information shall not include information that:

(i) Is or becomes a part of the public domain through no act or omission on the part of the Receiving Party,

(ii) Is disclosed to third parties by the disclosing party without restriction on such third parties,

(iii) Is in the Receiving Party’s possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Master Agreement and any SOWs and HDAs executed in connection therewith,

(iv) Is disclosed to the Receiving Party by a third party having no obligation of confidentiality with respect thereto,

(v) Is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information, or

(vi) Is released from Confidential treatment by written consent of the Disclosing Party.

(e) Is approved for disclosure by prior written consent of the disclosing party.

The terms of this Section 9.2 shall survive the termination of this Agreement and shall continue in full force and effect for a period of two (2) years from the date thereof.

Article 10 Change Orders

From time to time during the Term, SA or Contractor may propose changes in the Services or other aspects of this Agreement or an SOW or HDA. Any change to this Master Agreement or any SOW or HDA must be approved by the Outsourcing Managers of each party and memorialized in a written amendment that specifically identifies this Master Agreement, the section of this Agreement or SOW or HDA that is the subject of the amendment, and the new provision.

Contractor shall provide to SA a written document (“Change Control Document”), indicating: (i) the effect of the proposed change, if any, on the amounts payable by SA hereunder and the manner in which such effect was calculated; (ii) the effect of the proposal, if any, on Service Levels with a full explanation; (iii) the anticipated time schedule for implementing the proposal; and (iv) any other information requested in the proposal or reasonably necessary for SA to make an informed decision regarding the proposal.

No change in or addition to the Services or any other aspect of this Agreement shall become effective without the written approval of the Outsourcing Manager of each Party. If SA elects to accept the offer set forth in the Change Control Document, as evidenced by the written approval of the Outsourcing Manager, any changes in or additions to the Services described in the Change Control Document shall thereafter be deemed “Services,” any other changes described in the Change Control Document shall be deemed to have amended this Agreement, and the Parties shall agree on any further modifications to the Agreement required to reflect the Change Control Document.

Article 11 Miscellaneous

Section 11.1 Assignment and Delegation

Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.

Section 11.2 Amendment and Waiver

No supplement, modification, amendment or waiver of this Master Agreement or any SOW or HDA shall be binding unless executed in writing by the party against whom enforcement of such supplement, modification, amendment or waiver is sought. No waiver shall be deemed to have been made by either party unless expressed in writing and signed by the waiving party. The failure of either party to insist in any one or more instances upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option or election herein contained, shall not be construed as a waiver or relinquishment for the future of such terms, provisions, option or election, but the same shall continue and remain in full force and effect. No waiver by any party of any one or more of its rights or remedies under this Agreement shall be deemed to be a waiver of any prior or subsequent rights or remedy hereunder or at law.

Section 11.3 Severability

If any portion of this agreement is to be void, invalid, or otherwise unenforceable, in whole or part, the remaining portions of this agreement shall remain in effect.

Section 11.4 Non-Solicitation of Personnel

Each party agrees, during the term of this Agreement and for a period of two (1) years following expiration or termination of this Agreement unless termination was caused by that party’s breach, not to hire or engage, or attempt to hire or engage, directly or indirectly, without written permission of the other party, the employees who has been involved with performance of the Services hereunder, unless a period of 12 months has elapsed from the last date that such employee was employed by such party.

Section 11.5 Notices

Any notice, demand or other communication required or permitted to be given under this Master Agreement or any SOW or HDA shall be in writing and shall be deemed delivered to a party (i) when delivered by hand or courier or by registered or certified mail, RTR, (ii) when sent by confirmed facsimile with a copy sent by another means specified in this Section, in each case to the address of such party set forth below (or at such other address as the party may from time to specify by notice delivered in the foregoing manner):

If to Contractor, to:	Nancy S. Keddy

100 Boylston Street, Suite 1050

Boston, MA 02116

Fax No.: 617-303-0481

If to SA, to:	Chris Sanborn

55 Accord Park Dr.

Rockland, MA 02370

Fax No.: 781-871-1059

Section 11.6 Independent Contractors

Contractor shall perform its obligations under this Master Agreement and all SOWs and HDAs as an independent contractor of SA. Nothing herein shall be deemed to constitute Contractor and SA as partners, joint venturers, or principal and agent. Neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as expressly authorized in this Master Agreement or in a SOW or HDA.

Section 11.7 Force Majeure

If the performance of any part of this Master Agreement and any SOWs or HDAs executed in connection herewith by either party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor disputes, act of God, or any other causes beyond the control of either party without such party’s fault or negligence, that party shall be excused from such to the extent that it is prevented, hindered, or delayed by such causes. Governing Law

The provision of this Master Agreement and any SOWs or HDAs executed in connection herewith shall be governed by and construed in accordance with the laws of Massachusetts without regard to its conflict of law principles.

Section 11.8 Equitable Remedies

The parties agree that in the event of any breach or threatened breach of any provision of this Master Agreement or any SOW or HDA concerning (i) Confidential Information, (ii) intellectual property rights or (iii) other matters for which equitable rights may be granted, money damages would be an inadequate remedy. Accordingly, such provisions may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order of a court of competent jurisdiction.

Section 11.9 Entire Agreement

This Master Agreement and any SOWs or HDAs executed in connection herewith and accepted Change Order Proposals, pursuant to Article 10 hereof, including any Schedules, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 11.10 Survival

Any provision of this Master Agreement or of any SOW or HDA which contemplates performance or observance subsequent to any termination or expiration of this Master Agreement or of any SOW or HDA, including, without limitation, Articles 5, 7, 8, 9, and 11 shall survive expiration or termination of this Master Agreement or any SOW or HDA.

Section 11.11 Counterparts

This Master Agreement and each SOW and HDA may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Master Agreement as of the day and year first above written.

SOURCE ATLANTIC, INC		NSK & ASSOCIATES, INC.

By:	s/s CHRIS SANBORN	By:	s/s NANCY S. KEDDY
Name:	Chris Sanborn	Name:	Nancy S. Keddy
Title:	VP Operations	Title:	President